5444 Westheimer Road
Houston, Texas 77056

March 27, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Southern Union Company to be held at 11:00 a.m. (Eastern Time) on Tuesday, May 1, 2007, at The Pierre, 2 E. 61st Street, New York, New York 10021. A notice of the meeting, a Proxy Statement and a proxy card containing information about the matters to be acted upon are enclosed.

At this year’s Annual Meeting, you will be asked to vote on the election of nine directors and the ratification of PricewaterhouseCoopers LLP’s appointment as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

Following the formal business session, there will be an informal presentation regarding the Company’s Strategic Plan & Outlook for 2007 and beyond, issued on February 28, 2007, and an opportunity for stockholders to pose questions of general interest to representatives of the Company’s senior management.

Whether or not you plan to attend the meeting on May 1, 2007, please mark, sign and date the enclosed proxy card and return it in the envelope provided (which requires no postage if mailed in the United States) so that your shares will be represented. Your prompt cooperation will be appreciated.

On behalf of the Board of Directors,

Sincerely,
/s/ GEORGE L. LINDEMANN
GEORGE L. LINDEMANN
Chairman of the Board,
Chief Executive Officer and President

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders .............................................................................................................................................................................................
i
Defined Terms ...
iii
Questions and Answers ...	1
Proposal One - To Elect Nine Directors ....................................................................................................................................................................................................	5
Nominees for Election ...	5
Vote Required and Board Recommendation .........................................................................................................................................................................................	6
Proposal Two - To Ratify the Appointment of PricewaterhouseCoopers LLP
as Independent Registered Public Accounting Firm ..................................................................................................................................................	6
Description of Proposal Two ...	6
Vote Required and Board Recommendation .........................................................................................................................................................................................	7
Corporate Governance ...	8
Meetings and Committees of the Board ....................................................................................................................................................................................................	11
Audit Committee Report ...	14
Compensation Committee Report ...	16
Compensation Discussion and Analysis ..................................................................................................................................................................................................	16
2006 Executive Compensation ...	21
Summary Compensation Table ...........................................................................................................................................................................................	23
Grants of Plan Based Awards .............................................................................................................................................................................................	25
Outstanding Equity Awards at Fiscal Year-End ..............................................................................................................................................................	26
Option Exercises and Stock Vested ...................................................................................................................................................................................	27
Non-Qualified Deferred Compensation .............................................................................................................................................................................	27
Potential Payments Upon Termination or Change of Control .......................................................................................................................................	28
2006 Director Compensation ...	29
Security Ownership of Certain Beneficial Owners and Management ...................................................................................................................................................	32
Section 16(a) Beneficial Ownership Reporting Compliance ...................................................................................................................................................................	34
Common Stock Performance Graph ...	34
Other Business ...	35
The Company’s 2006 Annual Report ...	35

5444 Westheimer Road
Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 1, 2007

To the holders of common stock of SOUTHERN UNION COMPANY:

The 2007 Annual Meeting of Stockholders of Southern Union Company, a Delaware corporation, will be held at The Pierre, 2 E. 61st Street, New York, New York 10021, at:

DATE/TIME

Tuesday, May 1, 2007

11:00 a.m. (Eastern Time)

PURPOSE

To vote on two proposals:

•	The election of nine directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified (Proposal One);

•	The ratification of the appointment of PricewaterhouseCoopers LLP as Southern Union’s independent registered public accounting firm for the year ending December 31, 2007 (Proposal Two); and

•	The transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nine nominees to the Board of Directors named in Proposal One and FOR Proposal Two, as further described in this Proxy Statement.

DOCUMENTS

The Proxy Statement, a proxy card and our 2006 Annual Report are included in this mailing. Our 2006 Annual Report, including our Form 10-K for fiscal year 2006, does not form any part of the material for the solicitation of proxies.

PLACE

The Pierre Hotel
2 E. 61st Street
New York, New York 10021

RECORD DATE

Holders of record of the Company’s common stock at the close of business on March 16, 2007 will be entitled to vote at the Annual Meeting or any adjournment thereof. A complete list of stockholders of record entitled to vote at the Annual Meeting will be maintained in the Company’s principal executive office at 5444 Westheimer Road, Houston, Texas 77056 for ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

i

VOTING

Even if you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. You may revoke your proxy by filing with the Secretary of the Company a written revocation or a duly executed proxy card bearing a later date. If you are present at the meeting, you may revoke your proxy and vote in person on each matter brought before the meeting.

By Order of the Board of Directors,
/s/ ROBERT M. KERRIGAN, III
ROBERT M. KERRIGAN, III
Vice President, Assistant General
Counsel and Secretary

Houston, Texas
March 27, 2007

ii

DEFINED TERMS

The following terms used in this Proxy Statement shall have the meanings set forth below.

“1992 Plan” means Southern Union’s 1992 Long Term Stock Incentive Plan.

“401(k) Plan” means Southern Union’s Savings Plan.

“Amended Bonus Plan” means Southern Union’s Amended and Restated Executive Incentive Bonus Plan.

“Annual Meeting” means the annual meeting of stockholders of the Company to be held May 1, 2007.

“Board” or “Board of Directors” means Southern Union’s Board of Directors.

“By-laws” means Southern Union’s By-laws (as amended through January 3, 2007).

“Company” or “Southern Union” means Southern Union Company, a Delaware corporation.

“COSO” means The Committee of Sponsoring Organizations of the Treadway Commission.

“Directors’ Plan” means Southern Union’s Directors’ Deferred Compensation Plan.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Kasowitz Firm” means Kasowitz, Benson, Torres & Friedman, LLP.

“NYSE” means the New York Stock Exchange.

“Proxy Statement” means this proxy statement.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Senior Executives” means all officers with the rank of Vice President or higher and all employees of the Company earning a base salary of $175,000 or more.

“Stock Incentive Plan” means Southern Union’s Second Amended and Restated 2003 Stock and Incentive Plan.

“Supplemental Plan” means Southern Union’s Supplemental Deferred Compensation Plan.

iii

5444 Westheimer Road
Houston, Texas 77056

PROXY STATEMENT

The Southern Union Board of Directors is furnishing you with this Proxy Statement to solicit proxies on its behalf to be voted at the 2007 Annual Meeting of Stockholders of Southern Union Company or any adjournment thereof. The Annual Meeting will be held at 11:00 a.m., Eastern Time, Tuesday, May 1, 2007 at The Pierre, 2 E. 61st Street, New York, New York 10021.

This Proxy Statement, the Notice of the Annual Meeting and the enclosed proxy card are being mailed to stockholders on or about March 27, 2007. All properly executed written proxies that are received by the Board of Directors will be voted as directed by the shareholder at the Annual Meeting. Each person who is a Southern Union stockholder of record at the close of business on March 16, 2007, the record date, is entitled to vote at the Annual Meeting or any adjournments thereof.

QUESTIONS AND ANSWERS

Q:	When and where is the Annual Meeting?

A:	The Company’s Annual Meeting of Stockholders will be held at 11:00 a.m., Eastern Time, Tuesday, May 1, 2007, at The Pierre, 2 E. 61st Street, New York, New York 10021.

Q:	Who is entitled to attend and vote at the Annual Meeting?

A:
Stockholders as of the close of business on the record date, March 16, 2007, are entitled to attend and vote at the Annual Meeting or any adjournment thereof. Each share of common stock is entitled to one vote.

Q:	How do proxies work?

A:
The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other item or abstain from voting. If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees and for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q:	How do I vote?

A:	You may:

•	Vote by marking, signing, dating and returning a proxy card. To vote for the Company’s nominees, mark, sign, date, and return the enclosed proxy card in the accompanying envelope;

•	Vote via the internet or telephone in accordance with the instructions on your proxy card; or

•	Vote in person by attending the Annual Meeting. We will distribute written ballots to any stockholder who wishes to vote in person at the Annual Meeting.

Q:  Do I have to vote?

A:
No. However, your vote is important and we strongly encourage you to date, sign and promptly return the enclosed proxy card, so that your shares may be voted in accordance with your wishes and so the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. Voting your shares by the enclosed proxy card does not affect your right to vote in person in the event you attend the meeting. You may vote for all, some, or none of the Company’s director nominees. You may abstain with respect to or vote “FOR” or “AGAINST” the other proposal.

Q:	What does it mean if I receive more than one proxy card?

A:	If you hold your shares in multiple registrations, or in both registered and street name, you will receive a proxy card for each account. Please mark, sign, date, and return all cards you receive.

Q:	Will my shares be voted if I do not sign and return my proxy card?

A:
They could be. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, pursuant to New York Stock Exchange Rules, your broker or nominee may either use its discretion to vote your shares on “routine matters” or leave your shares unvoted. If your shares are held in street name, your broker, bank or nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

Q:	Can I change my vote?

A:
Yes. At any time before the persons named on your proxy card vote your shares of common stock at the Annual Meeting as you have instructed, you can change or revoke your vote if the Company’s Secretary receives a written notice from you or a subsequently signed and dated proxy card.

Q:      What will I likely be voting on?

A:      There are two proposals that are expected to be voted on at the Annual Meeting:

•	The election of nine members of our Board of Directors; and

•	The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

As of the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Q:       What are the Board’s recommendations?

A:       The Board of Directors recommends a vote:

•	FOR the election of each of the directors nominated by the Company; and

•	FOR the ratification of the selection of our auditors.

Q:       How many votes are needed to approve each item?

A:       Election of Directors. The nine director nominees receiving the highest numbers of affirmative votes cast will be elected to fill the seats on the Board.

           Ratification of Auditor Selection. The affirmative vote of a majority of votes cast is necessary for this proposal to be approved.

Q:       What constitutes a quorum?

A:
As of the record date,119,759,345 shares of common stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you vote, then your shares will be considered part of the quorum. Abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum for the Annual Meeting, but neither will be counted as votes cast.

Q:	What is a broker non-vote?
A:
Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters but do not have such discretion to vote such shares on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on routine matters, such as uncontested director elections and ratification of independent registered public accounting firms, but not on non-routine matters, such as stockholder proposals or contested director elections.

Q:	How do abstentions and broker non-votes count for voting purposes?

A:	Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes and are not considered to be votes cast.

Q:	Who will tabulate the votes?

A:
A representative from Computershare, the Company’s transfer agent, will tabulate the votes and representatives of the Company and its Securities Counsel, Fleischman and Walsh, L.L.P., will act as inspectors of the election.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election. The inspectors will also determine whether a quorum is present at the Annual Meeting.

The shares represented by the proxy cards received, properly marked, dated, signed, and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card that is returned signed but not marked will be voted FOR each of the Director nominees, FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and as the proxy holder deems desirable for any other matters that may come before the Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

Q:	Is my vote confidential?

A:
Yes. Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who pays the solicitation expenses for this Proxy Statement and related Company materials?

A:
Southern Union will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to owners of common stock.

Q:	May I access this year’s Proxy Statement and Annual Report via the Internet?

A:	Yes. This Proxy Statement and our 2006 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2006, are available on our website at www.sug.com.

Q:	How do I obtain a copy of the Company’s materials related to corporate governance?

A:
Our Corporate Governance Principles, charters of each standing Board committee and other materials related to our corporate governance can be found on the Corporate Governance section of our website at www.sug.com. In addition, this information is available in print free of charge to any stockholder who requests it by contacting the Corporate Secretary.

Q.	When are the 2008 stockholder proposals due?

A:
Under the rules of the Securities and Exchange Commission, in order to be considered for inclusion in next year’s proxy statement, all stockholder proposals must be submitted in writing by January 3, 2008 to Southern Union Company, 5444 Westheimer Road, Houston, Texas 77056, Attention: Corporate Secretary. The notice should contain the text of any proposal, the name and address of the shareholder as they appear in the books of the Company, the number of common shares of the Company that are beneficially owned by the shareholder, and any material interest of the shareholder in such business. If a stockholder submits a proposal for consideration at the 2008 annual meeting after January 3, 2008, the Company’s proxy for the 2008 annual meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2008 annual meeting. Under the By-Laws, in order to be considered at the 2008 annual meeting, any stockholder proposal (other than a director nomination, which is addressed below) must be delivered to the Corporate Secretary at the principal executive offices of the Company not less than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year's annual meeting of stockholders (on January 3, 2008 assuming a May 1, 2007 Annual Meeting); provided, however, that if the Board of Directors schedules the annual meeting for a date more than 30 calendar days prior to the anniversary of the preceding year's annual meeting, a stockholder’s notice shall be deemed timely if it is delivered not later than the close of business on the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

Q:	How does a stockholder nominate someone to be considered for election as a director of Southern Union?

A:
Any member of the Board of Directors or any stockholder or group of stockholders entitled to vote in an election meeting and who is a stockholder of record at the time of making any such notice may recommend any person as a nominee for director of Southern Union by submitting such recommendation or notice of nomination in writing to the Corporate Governance Committee through its Chairman at the principal executive offices of the Company not less than 120 calendar days before the anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting (the “Notice”). In cases where the Company changes its annual meeting date by more than 30 calendar days from year to year, or intends to hold an election meeting at a time other than at the annual meeting, the Notice must be received by the Chairman of the Corporate Governance Committee no later than the close of business on the 10th calendar day following the date on which notice of the date of the annual meeting or election meeting is publicly disclosed.

PROPOSAL ONE

TO ELECT NINE DIRECTORS

Nominees for Directors

(Item 1 on the proxy card).

There are nine nominees for election to the Board of Directors. The Board of Directors has determined that seven of the nine director nominees, Messrs. Brodsky, Denius, Gitter, Jacobi, McCarter, Rountree and Scherer, are “independent” as that term is defined in the NYSE director independence standards. Further, each of the independent directors meets the additional independence criteria set forth in the Company’s Corporate Governance Guidelines. Each director to be elected pursuant to this Proposal One will hold office until the 2008 annual meeting of stockholders. In any event, a director elected pursuant to this Proxy Statement will hold office until his successor is elected and is qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.

Information about the nominees for election as directors appears below:

George L. Lindemann has been Chairman of the Board, Chief Executive Officer and a director since 1990 and has served as the Company’s President since November 2005. He was Chairman of the Board and Chief Executive Officer of Metro Mobile CTS, Inc. from its formation in 1983 until its sale to Bell Atlantic Corp. in April 1992. He has been President and a director of Cellular Dynamics, Inc., the managing general partner of Activated Communications Limited Partnership, a family investment entity, since 1982. Age: 71.

David Brodsky has been a private investor for over five years. He was formerly Chairman of the Board of Directors of Total Research Corporation from July 1998 to November 2001. Mr. Brodsky is currently a director of Harris Interactive Inc. Director since 2002. Age: 69.

Frank W. Denius has been Chairman Emeritus of Southern Union since 1990 and during such time has been engaged primarily in the private practice of law in Austin, Texas. Prior to 1990, Mr. Denius had been Chairman of the Board and President of the Company. Director since 1976. Age: 82.

Kurt A. Gitter, M.D. has been an ophthalmic surgeon in private practice in New Orleans, Louisiana since 1969. He has also been a Clinical Professor of Ophthalmology at Louisiana State University since 1978, an Assistant Professor of Ophthalmology at Tulane University since 1969 and is a past president of the Macula Society. Dr. Gitter has previously served on the Boards of Escalon Medical Corporation, Metro Mobile CTS, Inc. and Akorn, Inc. Director since 1995. Age: 70.

Herbert H. Jacobi has been Honorary Chairman of the Supervisory Board of HSBC Trinkaus & Burkhardt KGaA, a German private bank, since 2004, after serving as Chairman since 1998. He was Chairman of the Managing Partners of Trinkaus & Burkhardt KGaA from 1981 to 1998. He was a managing partner of Berliner Handels-und Frankfurter Bank from 1977 until 1981 and an Executive Vice President of Chase Manhattan Bank from 1975 to 1977. He is currently a director of DIC Deutsche Investors’ Capital AG and MADAUS AG. He is Honorary President of German-American Federation Steuben-Schurz e.V. and a member of the Supervisory Board of WILO AG. Mr. Jacobi is also a director of the Palm Beach Civic Association. Mr. Jacobi previously served as a director of Gillette Company. Director since 2004. Age:  72.

Adam M. Lindemann co-founded and has been a member of the Board of Managers of Mega Communications (“Mega”), a privately-held Spanish radio group serving the East Coast of the United States, since 1998. Mr. Lindemann has been managing the operations of Mega since 2002. Mr. Lindemann managed investments for Lindemann Capital Partners, L.P. from 1996 to 2002. Previously, he was employed in different capacities in the investment services industry. Adam M. Lindemann is the son of George L. Lindemann, Chairman of the Board, President and Chief Executive Officer of Southern Union. Director since 1990. Age: 44.

Thomas N. McCarter, III has been a general partner in W.P. Miles Timber Properties since 1974. In addition to his directorship with Southern Union, Mr. McCarter is Chairman of Ramapo Land Company, Vice Chairman of Runnymede Capital Management, Inc., a director of the Institute of Scientific Investment and Governance (Tokyo, Japan) and serves on the advisory board of the Whitehead Institute. Director since 2005. Age:  77.

George Rountree, III has been an attorney in private practice in Wilmington, North Carolina since 1962. He has been a senior partner in the firm of Rountree, Losee & Baldwin, LLP and its predecessors since 1965. Mr. Rountree has served in both the North Carolina State Senate, including as a minority whip, and the State House of Representatives and as legislative counsel to North Carolina Governor James E. Holshouser, Jr. Mr. Rountree currently serves as Lead Independent Director and as chairman of the Compensation Committee of MMC Energy, Inc. and previously served as a director of Metro Mobile CTS, Inc. In June 2004, Mr. Rountree was inducted into the North Carolina Bar Association General Practice Hall of Fame. Director since 1990. Age: 73.

Allan D. Scherer has been a private investor in both real estate and oil and gas since 1987. From 1978 to 1987, he was Vice President of the Palm Beach Polo & Country Club, a 2,000-acre real estate and equestrian development in West Palm Beach, Florida. He was a consultant to Gulf & Western Corporation in its development of the Casa de Campo resort in the Dominican Republic from 1973 to 1978, and was President and Chief Executive Officer of privately held McGrath-Shank Company, developers of the Belmont Shore and Alamitos Bay properties in Southern California, from 1955 to 1973. Director since 2005. Age:  75.

Vote Required and Board Recommendation

The nine nominees with the greatest number of affirmative votes duly cast at the Annual Meeting will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named above. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

Each of the nominees named above was recommended by the Corporate Governance Committee for re-election to the Board by the stockholders.

All nominees named above have indicated their willingness to serve, if elected; however, if at the time of the Annual Meeting, any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate. Should no substitute be designated, votes will be cast according to the judgment of George L. Lindemann and Adam M. Lindemann.

The Board of Directors recommends a vote FOR the election of each of the nominees named above to the Board of Directors.

PROPOSAL TWO

TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Description of Proposal Two

(Item 2 on the proxy card).

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company to audit its consolidated financial statements for 2007, and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has served the Company and its subsidiaries as independent external auditor since 1990. PricewaterhouseCoopers LLP is considered by the Audit Committee and by the management of the Company to be well qualified. Representatives of PricewaterhouseCoopers

LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent external auditor is not legally required. Nevertheless, at the recommendation of the Audit Committee, the Board of Directors has directed that the appointment of PricewaterhouseCoopers LLP be submitted for stockholder ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP at the Annual Meeting, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent external auditor at any time during the year if it determines that such a change would be in the best interests of Southern Union and its stockholders.

Vote Required and Board Recommendation

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent external auditor for the year ending December 31, 2007 requires the affirmative vote of a majority of the shares present at the meeting, either by proxy or in person. Any shares not voted as a result of an abstention or a broker non-vote effectively will be treated as a vote against Proposal Two because they will count in determining whether the shares are present, but not as votes for Proposal Two.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent external auditor for the year ending December 31, 2007.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining the Company's integrity in the marketplace. The Company has adopted a code of business conduct and ethics for directors, officers and employees, known as the Code of Ethics and Business Conduct (the “Code”). The Company also has adopted Corporate Governance Guidelines, which, in conjunction with the Certificate of Incorporation, By-laws and Board committee charters, form the framework for governance of the Company. All of these documents are available at www.sug.com by first clicking “Corporate Governance” and then “Governance Documents”.

The Corporate Governance Guidelines, Board committee charters and the Code of Ethics are also available upon request, free of charge, by calling the Company at (713) 989-2000 or by written request to Southern Union Company, 5444 Westheimer Road, Houston, Texas, 77056, Attn: Corporate Secretary.

On an annual basis, each Director and executive officer is required to complete a Directors’ and Officers’ Questionnaire that includes disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. In addition, the Board and each Board committee conduct an annual self-evaluation.

Director Independence

In accordance with NYSE rules, the Board determines the independence of each Director and nominee for election as a Director in accordance with guidelines adopted by the Board, which include all elements of independence set forth in the NYSE listing standards.

Southern Union’s Corporate Governance Guidelines require that a majority of the Board be composed of “independent directors,” as defined by the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines provide that, absent other considerations, a director will be deemed to be independent if:

•
neither the director nor any member of the director’s immediate family has been employed by, or received direct compensation (other than director’s fees, pension payments or other form of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service) from the Company or any of its affiliates during the past three years (compensation received by an immediate family member for service as a non-executive employee is not considered in determining independence under this test);

•
neither the director nor any member of the director’s immediate family is, or in the past three years has been, affiliated with or employed (or, in the case of an immediate family member, employed in a professional capacity) by a present or former internal or external auditor of the Company or any of its affiliates;

•
neither the director nor any member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs such director of the Company, or a member of such director’s immediate family, as an executive officer;

•
neither the director nor any member of the director’s immediate family is, or in the past three years has been, an executive officer (or, in the case of the director, an employee) of a company that makes payments to, or receives payments from, the Company for property or services in an annual amount that exceeds 1% of such other company’s consolidated gross revenues; and

•
neither the director nor any member of the director’s immediate family is, or in the past three years has been, an officer or director of a non-profit organization that has received charitable contributions from the Company or any of its subsidiaries or affiliates in an annual amount in excess of the greater of $100,000 or 1% of such organization’s gross revenues.

An “immediate family member” shall include the director’s spouse, parents, children, siblings, in-laws and anyone (other than domestic employees) who shares the director’s home.

The Board has determined that each of Messrs. Brodsky, Denius, Gitter, Jacobi, McCarter, Rountree and Scherer is an “independent director” under the current listing standards of the NYSE and the Corporate Governance Guidelines and each of the Compensation, Corporate Governance and Audit Committees are composed entirely of independent directors pursuant to the NYSE listing standards and the Company’s Corporate Governance Guidelines. In addition, each of the members of the Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act. In so doing, the Board determined that each of these individuals met the “bright line” independence standards of the NYSE listing standards and the director independence criteria set forth in the Company’s Corporate Governance Guidelines.

In addition, the Board considered transactions and relationships between each director or any member of his immediate family and the Company. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

Lead Independent Director

Herbert H. Jacobi has served as the Lead Independent Director since the 2006 annual meeting. Mr. Jacobi was preceded by Mr. Brodsky as Lead Independent Director and presided over executive sessions of the independent directors and the non-management directors, assisted in setting their respective agendas and acted as a liaison between these groups and the management directors of the Company. During 2006, the independent directors met as a group five times, and the non-management directors met as a group two times. These meetings were conducted, without any management director or employees of the Company present (except by invitation), to discuss matters related to the oversight of the Company, compliance with NYSE and Securities and Exchange Commission rules, and the performance of management.

Stockholders and other parties of interest who wish to communicate with the independent directors, the non-management directors or the Lead Independent Director may do so in writing to Southern Union Company, 5444 Westheimer Road, Houston, Texas 77056, Attention: Lead Independent Director, c/o Corporate Secretary.

All such correspondence is reviewed by the Corporate Secretary’s office, which enters pertinent information into a log for tracking purposes and forwards the material to the applicable director.

Communications with the Board

The Board of Directors has established a process for interested parties to communicate with the Board. Such communication should be in writing, addressed to the Board or an individual director, c/o Corporate Secretary, Southern Union Company, 5444 Westheimer Road, Houston, Texas 77056. The Corporate Secretary will forward all communications to the addressee.

Code of Ethics

The Board of Directors believes that Southern Union’s Corporate Governance Guidelines, together with the Board committee charters and the Company’s By-laws, provide an effective framework for the governance of Southern Union. The Corporate Governance Guidelines address the makeup and functioning of the Board, qualifications for directors, standards for director independence determinations, the composition and responsibilities of committees, director access to management and independent advisors, director compensation, director orientation and continuing education, annual self-evaluation of the Board, its committees and directors and management succession. The Board of Directors recognizes that effective corporate governance is an ongoing process and the Board, either directly or through the Corporate Governance Committee, will review the Company’s Corporate Governance Guidelines annually, or more frequently if deemed necessary.

The Company, by and through the Audit Committee of the Board of Directors, has adopted the Code, which is designed to reflect recent commentaries and interpretations of the Sarbanes-Oxley Act, NYSE rules and other applicable laws, rules and regulations. The Code applies to all directors, officers and employees. Any amendment to the Corporate Governance Guidelines or Code will be promptly posted on the Company’s Web site.

Review, Approval or Ratification of Transactions with Related Persons

On October 28, 2004, the Board unanimously adopted resolutions regarding the Company’s policies and procedures for the review, approval or ratification of certain transactions between directors or their immediate families and the Company. The Company’s policy is that any transaction in which a director (or an immediate family member or affiliate of a director)

has an interest that is in conflict or potential conflict with the interests of the Company shall be prohibited, unless the Board unanimously and affirmatively determines that:

• the transaction was fully disclosed to the Board prior to the date on which the parties propose to enter into such transaction;

• the transaction is in the best interests of the Company, and:

o the transaction is not material to the Company or to the director (or his or her immediate family members or affiliates, as applicable);

o the transaction would not compromise the director’s independence, either under the federal securities laws or the listing standards established by the NYSE; and

o the amount of the transaction is less than $120,000 and would not otherwise be required to be disclosed in the Company’s proxy statement or other filing mandated by the Securities and Exchange Commission.

On May 18, 2005, the Company issued the Conflict of Interest Policy regarding the procedures for notification and clarification of potential conflicts of interest between the Company and its employees and Board members. This policy provides that employees and Board members are expected to act in the best interests of the Company at all times and to avoid actual or apparent conflicts of interest. Further, the policy mandates that if a relationship or other conflict of interest exists or may potentially exist, then it must be disclosed to the Company’s Chief Ethics Officer who will determine whether a conflict exists and work to resolve any potential or actual conflict of interest in accordance with the Company’s Code. Any substantive waiver or exception to the conflict of interest policy granted for executive officers or directors will promptly be disclosed to shareholders to the extent required by applicable law or stock exchange rules or regulations. Pursuant to the Company’s Code, directors, officers and employees are specifically to avoid:

o any actual or apparent conflict between their own personal interests and the interests of the Company;

o taking actions or having personal interests that may interfere with the effective performance of work for the Company;

o taking for their own benefit, opportunities discovered through their use of corporate assets or information;

o using corporate property, information or position for personal gain; and

o securities transactions based on material, non-public information learned through their positions with the Company.

Transactions with Related Persons

Eric D. Herschmann was appointed Senior Executive Vice President of the Company in November 2005 and has served as the Company’s Interim General Counsel since January 2005. Mr. Herschmann continues to serve as a partner of, and to be compensated by, the Kasowitz Firm, which provides legal services to the Company and certain of its affiliates. Mr. Herschmann’s compensation is solely at the discretion of the Kasowitz Firm. During 2006, the Kasowitz Firm billed the Company and its affiliates $9,644,428 for legal services (including disbursements). This amount included billings for legal services provided by Mr. Herschmann. Although Mr. Herschmann is an executive officer of the Company, he was not an employee of the Company in 2006 and did not receive a salary from the Company. Mr. Herschmann was eligible for, and received, certain short- and long-term incentive compensation awards from the Company in 2006. Information concerning Mr. Herschmann's long-term incentive grants is set forth under “Summary Compensation Table” and was reported on Form 4 reports filed with the Securities and Exchange Commission on January 4, 2006 and September 25, 2006.

Since 1993, Southern Union has maintained executive offices in New York City for use by its Chairman of the Board, President and Chief Executive Officer, other Company executives, directors and representatives when conducting business there. Until October 1, 2004, the space occupied by Southern Union was leased by Activated Communications, Inc. (“Activated”), an entity owned by Chairman Lindemann and members of his family. From 1993 until October 2004, Southern Union reimbursed Activated in accordance with a cost sharing arrangement approved by disinterested directors in 1993 (the “Cost Sharing Arrangement”). In 2004, the Audit Committee reevaluated the Cost Sharing Arrangement and determined that it was in the Company's best interest to maintain a presence in New York City. Based on such reevaluation, Southern Union agreed to assume the lease from Activated and to enter into a sublease arrangement with Activated (the “Sublease”). The Sublease requires payments in advance from Activated with the payment based on the direct space utilized by Activated and a portion of certain common area office space. During 2006, Activated paid the Company $221,938 for rent and lease-related expenses incurred under the sublease.

MEETINGS AND COMMITTEES OF THE BOARD

Board of Directors

Currently, the Board of Directors is comprised of nine directors, each of who serves a one-year term or until his or her successor is duly elected and qualified.

The Board of Directors held 14 meetings and acted by unanimous written consent on six occasions during 2006. During 2006, all directors attended at least 75% of the total number of meetings of the Board and any committees on which they served while they were a director and a member of such committee, with the exception of Mr. Adam M. Lindemann, who attended 12 of 18 such meetings. All directors are expected to attend the Annual Meeting. Other than Mr. Scherer, each Board member who was a director at the time of last year’s annual meeting of stockholders attended that meeting.

The following pages contain information concerning the current directors.

George L. Lindemann has been Chairman of the Board, Chief Executive Officer and a director since 1990 and has served as the Company’s President since November 2005. He was Chairman of the Board and Chief Executive Officer of Metro Mobile CTS, Inc. from its formation in 1983 until its sale to Bell Atlantic Corp. in April 1992. He has been President and a director of Cellular Dynamics, Inc., the managing general partner of Activated Communications Limited Partnership, a family investment entity, since 1982. Age: 71.

David Brodsky has been a private investor for over five years. He was formerly Chairman of the Board of Directors of Total Research Corporation from July 1998 to November 2001. Mr. Brodsky is currently a director of Harris Interactive Inc. Director since 2002. Age: 69.

Frank W. Denius has been Chairman Emeritus of Southern Union since 1990 and during such time has been engaged primarily in the private practice of law in Austin, Texas. Prior to 1990, Mr. Denius had been Chairman of the Board and President of the Company. Director since 1976. Age: 82.

Kurt A. Gitter, M.D. has been an ophthalmic surgeon in private practice in New Orleans, Louisiana since 1969. He has also been a Clinical Professor of Ophthalmology at Louisiana State University since 1978, an Assistant Professor of Ophthalmology at Tulane University since 1969 and is a past president of the Macula Society. Dr. Gitter has previously served on the Boards of Escalon Medical Corporation, Metro Mobile CTS, Inc. and Akorn, Inc. Director since 1995. Age: 70.

Herbert H. Jacobi has been Honorary Chairman of the Supervisory Board of HSBC Trinkaus & Burkhardt KGaA, a German private bank, since 2004, after serving as Chairman since 1998. He was Chairman of the Managing Partners of Trinkaus & Burkhardt KGaA from 1981 to 1998. He was a managing partner of Berliner Handels-und Frankfurter Bank from 1977 until 1981 and an Executive Vice President of Chase Manhattan Bank from 1975 to 1977. He is currently a director of DIC Deutsche Investors’ Capital AG and MADAUS AG. He is Honorary President of German-American Federation Steuben-Schurz e.V. and a member of the Supervisory Board of WILO AG. Mr. Jacobi is also a director of the Palm Beach Civic Association. Mr. Jacobi previously served as a director of Gillette Company. Director since 2004. Age:  72.

Adam M. Lindemann co-founded and has been a member of the Board of Managers of Mega Communications (“Mega”), a privately-held Spanish radio group serving the East Coast of the United States, since 1998. Mr. Lindemann has been managing the operations of Mega since 2002. Mr. Lindemann managed investments for Lindemann Capital Partners, L.P. from 1996 to 2002. Previously, he was employed in different capacities in the investment services industry. Adam M. Lindemann is the son of George L. Lindemann, Chairman of the Board, President and Chief Executive Officer of Southern Union. Director since 1990. Age: 44.

Thomas N. McCarter, III has been a general partner in W.P. Miles Timber Properties since 1974. In addition to his directorship with Southern Union, , Mr. McCarter is Chairman of Ramapo Land Company, Vice Chairman of Runnymede

Capital Management, Inc., a director of the Institute of Scientific Investment and Governance (Tokyo, Japan) and serves on the advisory board of the Whitehead Institute. Director since 2005. Age:  77.

George Rountree, III has been an attorney in private practice in Wilmington, North Carolina since 1962. He has been a senior partner in the firm of Rountree, Losee & Baldwin, LLP and its predecessors since 1965. Mr. Rountree has served in both the North Carolina State Senate, including as a minority whip, and the State House of Representatives and as legislative counsel to North Carolina Governor James E. Holshouser, Jr. Mr. Rountree currently serves as Lead Independent Director and as chairman of the Compensation Committee of MMC Energy, Inc. and previously served as a director of Metro Mobile CTS, Inc. In June 2004, Mr. Rountree was inducted into the North Carolina Bar Association General Practice Hall of Fame. Director since 1990. Age: 73.

Allan D. Scherer has been a private investor in both real estate and oil and gas since 1987. From 1978 to 1987, he was Vice President of the Palm Beach Polo & Country Club, a 2,000-acre real estate and equestrian development in West Palm Beach, Florida. He was a consultant to Gulf & Western Corporation in its development of the Casa de Campo resort in the Dominican Republic from 1973 to 1978, and was President and Chief Executive Officer of privately held McGrath-Shank Company, developers of the Belmont Shore and Alamitos Bay properties in Southern California, from 1955 to 1973. Director since 2005. Age:  75.

Board Committees

Corporate Governance Committee

The Corporate Governance Committee is currently composed of independent directors Messrs. Rountree (Chairman), Gitter, and McCarter. By virtue of his status as Lead Independent Director, Mr. Jacobi serves as an “ex officio” non-voting member of the Corporate Governance Committee. The Corporate Governance Committee met five times during 2006. This Committee oversees all matters of corporate governance for Southern Union, including Board nominee evaluations, recommendations of nominees to the full Board and ongoing review of the Company’s Corporate Governance Guidelines and compliance therewith. The Board of Directors has adopted a charter for the Corporate Governance Committee, which is available at www.sug.com.

Nomination of Directors

In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Corporate Governance Committee will consider the criteria outlined in the Corporate Governance Committee’s charter, which include experience, skill, background, integrity and independence. The Corporate Governance Committee will also determine whether the candidate meets the minimum qualifications listed in the Company’s Corporate Governance Guidelines, which include the candidate’s reputation, record of accomplishment, knowledge and experience, commitment to the Company, number of other board memberships and willingness to become a stockholder of the Company. In evaluating candidates for nomination, the Corporate Governance Committee utilizes a variety of methods. The Corporate Governance Committee regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise and the need for particular expertise on the Board. Candidates may come to the attention of the Corporate Governance Committee from current Board members, stockholders, professional search firms or officers. The Corporate Governance Committee will review all candidates in the same manner regardless of the source of the recommendation.

The Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with the procedures outlined on page 4 in the Questions and Answers section of this Proxy Statement. Any stockholder recommendations that are submitted under such procedures should include the candidate’s name and qualifications for Board membership and should be addressed to Southern Union Company, 5444 Westheimer Road, Houston, Texas 77056, Attention: Corporate Secretary. In order to be considered for the 2008 annual election of directors, nominations must be received by the Corporate Secretary no later than January 3, 2008.

On January 3, 2007, the Company amended certain provisions of the Company’s By-laws. The amendments to the By-laws clarify that stockholders of the Company can, subject to the procedures set forth in the By-laws, directly nominate candidates on their own proxy to be considered at annual meetings of the Company’s stockholders for election to the Board of Directors.

Investment Committee

The Investment Committee is currently composed of independent directors Messrs. McCarter (Chairman), Brodsky, Denius and Gitter. The Investment Committee met two times during 2006. By virtue of his status as Lead Independent Director, Mr. Jacobi serves as an “ex officio” non-voting member of the Investment Committee. The Investment Committee has the authority to make decisions regarding the Company’s benefit plans. Such duties include the selection and monitoring of trustees and record keepers, review of investment selection and performance and compliance with applicable regulations. The Board of Directors has adopted a charter for the Investment Committee, which is available at www.sug.com.

Finance Committee

The Finance Committee is currently composed of independent directors Messrs. Jacobi (Chairman), Brodsky and Scherer. The Finance Committee met five times during 2006. The Finance Committee has oversight responsibilities relating to the Company’s financing activities, corporate finance and capital budget review and monitoring. The Board of Directors has adopted a charter for the Finance Committee, which is available at www.sug.com.

Audit Committee

The Audit Committee is currently composed of independent directors Messrs. Brodsky (Chairman), Jacobi and McCarter. The Audit Committee met eleven times during 2006. The Board has determined that Messrs. Brodsky, Jacobi and McCarter are all “audit committee financial experts” within the meaning of the current rules of the Securities and Exchange Commission.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available at www.sug.com. The Audit Committee Charter confers upon the Audit Committee the power to appoint the Company’s independent external auditors and the sole authority to review their charges for services; the responsibility to review the scope and results of the audits performed and the adequacy and operation of the Company’s internal audit function; and the duty to perform such other functions with respect to the Company’s accounting, financial and operating controls as deemed appropriate by the Audit Committee or the Board. Management has the primary responsibility for the following: preparing, presenting and maintaining the integrity of the Company’s financial statements; establishing and maintaining accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act Rule 13a-15(e)); establishing and maintaining internal controls over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal controls over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal controls over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of the Company’s consolidated financial statements and for issuing a report thereon in accordance with the standards of the Public Company Accounting Oversight Board (United States), as well as expressing an opinion on the effectiveness of internal control over financial reporting based on criteria established in Internal Control-Integrated Framework, issued by the COSO, and on management’s assessment of the effectiveness of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Company’s Annual Report for the period ended December 31, 2006. Such review included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Service Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the stockholders, engaged PricewaterhouseCoopers LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2006.

The following table sets forth information on fees billed by PricewaterhouseCoopers LLP:

Fee Category	Year Ended 12/31/2006	Year Ended 12/31/2005	For the Six-Month Transition Period Ended 12/31/2004	Year Ended 6/30/2004	For the Year Ended 6/30/2003
Audit Fees	$ 4,912,000(1)	$ 6,589,000	$ 625,000	$ 1,119,000	$ 477,000
Audit-related Fees	$ 795,000(2)	$ 684,000	$ 345,000	$ 399,000	$ 18,000
Tax Fees	$ 587,000(3)	$ 131,000	--	$ 20,000	$ 378,000
All Other Fees (4)	$ 1,500	$ 1,500	$ 1,500	--	$ 3,000
Total Fees	$ 6,295,500	$ 7,405,500	$ 971,500	$ 1,538,000	$ 876,000

(1)   Represents fees billed in 2006 for professional services rendered for the Company’s 2006 integrated annual audit and for attestation of management’s assessment of internal controls of approximately $2.9 million. Also included are fees incurred for the Company’s 2005 integrated annual audit and for attestation of management’s assessment of internal controls of approximately $2.0 million. Fees related to Panhandle Eastern Pipe Line Company, LP and related entities are included in the foregoing as part of the integrated audit.

(2)   Represents fees associated with the Form 8-K filing related to the discontinued operations in Pennsylvania and Rhode Island and the audit of the separate financial statements of PG Energy to facilitate its sale. Also included are fees related to a remarketing of $125 million of senior notes and a $600 million junior subordinated notes offering in 2006, the review of the pro-forma financial statements related to the acquisition of Southern Union Gas Services and the review of the pro-forma financial statements related to the sale of the Company’s interests in PG Energy and the Rhode Island assets of New England Gas Company.

(3)   Tax fees in 2006 are related to services for like-kind exchange consultation, tax return review and deferred tax analysis.

(4)   Fee for use of accounting research software.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The charter of the Audit Committee requires pre-approval of all audit and non-audit services (including the fees and terms thereof) to be provided to the Company by its independent auditor, other than non-audit services not recognized to be non-audit services at the time of the engagement that meet the de minimis exceptions described in Section 10A(i)(1)(B)(i) of the Securities Exchange Act, provided that they are approved by the Audit Committee prior to the completion of the audit. The Audit Committee pre-approved all Audit-related, Tax and Other Fees for the fiscal year ended December 31, 2006.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Committee Report

The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, including their judgments about the quality, and not just the acceptability, of the Company’s accounting policies as applied to its financial reporting.

In addition, the Audit Committee discussed with the independent auditors their independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and also considered whether the provision of any non-audit services is compatible with maintaining such independence.

During 2006, management worked to establish, evaluate and maintain the Company’s system of internal controls over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of management on this evaluation and provided oversight and advice to management during the process.

For 2006, the Audit Committee retained Mahoney Cohen and Company and Protiviti, Inc. to perform the Company’s internal audit function. The Audit Committee decided to outsource the internal audit function in an attempt to provide more independent and objective oversight of this critical function. The Audit Committee has determined to again outsource the Company’s internal audit function for 2007.

The Audit Committee has discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal and independent auditors, with and without representatives of management, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent registered public accounting firm which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements with Generally Accepted Accounting Principles in the United States and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, the Company’s independent registered public accounting firm will express its own opinion on the effectiveness of the Company’s internal control over financial reporting. In reliance on the opinions and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on March 1, 2007.

Audit Committee

David Brodsky, Chairman
Herbert H. Jacobi
Thomas N. McCarter, III

Compensation Committee

The Compensation Committee is currently composed of independent directors Messrs. Rountree (Chairman), Gitter, McCarter and Scherer. In addition, by virtue of his status as Lead Independent Director, Mr. Jacobi serves as an “ex officio” non-voting member of the Compensation Committee. The Compensation Committee met 12 times during 2006. This Committee determines the appropriate level of compensation for the Chairman of the Board, Chief Executive Officer and President and all other Senior Executives; administers and determines grants to be made under the Stock Incentive Plan; administers the Amended Bonus Plan; and reviews and recommends to the Board any changes to director compensation. The Board of Directors has adopted a charter for the Compensation Committee, as amended and restated on October 3, 2006, which is available at www.sug.com.

The Compensation Committee has the direct responsibility to determine and approve Senior Executive compensation and makes recommendations to the Board regarding all other executive officers. The Compensation Committee may only delegate such authority to a subcommittee comprised of one or more members of the Compensation Committee. The Compensation Committee may consult with management and outside consultants in the exercise of its duties. The Compensation Committee has the sole authority to retain or terminate any consultant used to assist in the evaluation of director, Senior Executive or other executive compensation, including the sole authority to approve the material terms of any such engagement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S−K with management and the Compensation Committee’s advisors. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Compensation Committee

George Rountree, III, Chairman
Kurt A. Gitter, M.D.
Thomas N. McCarter, III
Allan D. Scherer
Herbert H. Jacobi (ex-officio)

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy and strategy. The Compensation Committee ensures that total compensation paid to Senior Executives, including the Named Executive Officers (identified below under “2006 Executive Compensation”), is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Named Executive Officers are similar to those provided to other Senior Executives.

Compensation Philosophy and Strategy

The compensation philosophy and strategy of Southern Union and its affiliates is designed to recognize the value of its people, reward results honorably obtained, identify and retain effective leadership and reinforce the values of the Company.

The principles that guide the Company’s compensation philosophy and strategy were promulgated by the Compensation Committee in 2006 as part of a comprehensive compensation review and communicated to the Company’s officers. These principles include:

• Compensation that drives achievement of the Company’s strategic and tactical goals in a manner consistent with Company values;

• Compensation programs and components that differ across business segments to drive each segment’s unique business strategy;

• Compensation programs that support successful recruiting, development and retention of the Company’s human resources;

• Competitive compensation structures and opportunities within the Company’s respective targeted labor markets, focused on mid-range compensation levels as measured among peer group organizations, with adjustments from mid-range to support Company objectives;

• Compensation that rewards dedication to achieving results through focused hard work, flexibility and commitment, individual ownership and accountability and innovation enhancing efficiency, profitability and performance; and

• Compensation that communicates recognition of exceptional performance and dissatisfaction with substandard performance.

Components of Compensation

The Company uses a variety of forms of compensation to drive achievement of Company goals and motivate and retain key employees, as described below. The Compensation Committee, in conjunction with senior management and external advisors, considers the function of each element of compensation in developing compensation programs for specific business units and compensation packages for Senior Executives.

Component of Pay	Purpose
Base Salary	• Pay for: - Experience - Expertise/ knowledge - Advancement in role - External comparability
Short-Term Incentive
  • Motivate near-term “drivers” of stockholder value
 - Short-term financial and operational performance
 - Execution of strategic objectives
 - Individual contributions to team results
  • Provide timely recognition of performance and accomplishments
  • Share performance results within and across employee groups

Long-Term Incentive
  • Directly align rewards with stockholder returns
  • Create a significant retention mechanism for difficult-to-replace employees
  • Provide a unifying reward structure across the Company
  • Support entrepreneurial and long-term, strategic perspectives

Benefits
  • Provide the access and means for employees to build financial security
  • Reward service and retention
  • Encourage individual ownership and accountability for personal financial security
  • Pursue tax-advantaged compensation where available
  • Provide adequate and competitive severance benefits for certain termination events

Application of Compensation Programs to Senior Executives, Including Named Executive Officers

Role of the Compensation Committee

The Compensation Committee administers all of the Company's compensation programs consistent with the compensation philosophy and strategy, leveraging the various components of compensation. As set forth in its Charter, the Compensation Committee reviews at least annually all components of compensation for Named Executive Officers, officers with the rank of Vice President or higher and employees having an annual salary in excess of $175,000. At the end of 2006, the Senior Executive group totaled approximately 45 employees. In addition, the Compensation Committee acts throughout the course of the year to address new hires, promotions and other compensation adjustments with respect to Senior Executives. Management typically recommends to the Compensation Committee adjustments to base salary for, and both short- and long-term incentive awards to, Senior Executives other than Named Executive Officers. Compensation decisions with respect to Named Executive Officers are made by the Compensation Committee, based on its judgment of performance, external market data and advice from its external compensation advisor. The Compensation Committee retains absolute discretion over all compensation decisions with respect to Senior Executives.

The Compensation Committee believes that the performance on which the Named Executive Officers’ and other Senior Executives’ compensation is based should be assessed on an annual basis and over a longer period of time to ensure that their work supports both the Company's current and long-term strategic objectives. Therefore, compensation decisions take into account a variety of factors, including the Company's operating and financial performance as compared to expectations and judgments as to each Senior Executive’s current performance (including his or her contributions to the Company's strategic objectives), past contributions and future potential.

Merit increases to base salary and awards under the Company’s short-term incentive programs tend to be based on Company and individual performance in the immediately preceding fiscal year. Awards under the Company’s long-term incentive programs also reflect judgments as to prior performance and desire for employee retention. Because the Company is generally opposed to entering into employment contracts, its compensation programs, including long-term equity awards, are designed to retain key Senior Executives. In lieu of employment agreements, the Company has been willing to use change of control agreements on a very limited basis. At this time, there are no employment agreements or change of control agreements in favor of current Named Executive Officers. Prior to her resignation in January 2007, Ms. Edwards was the only Named Executive Officer party to a change of control agreement with the Company.

To focus its 2006 review of executive compensation with clarity, in 2006, the Compensation Committee directed the preparation of detailed “tally sheets” for approximately ten of its most senior officers. The tally sheets included:

• A summation of total annual compensation, including salary, cash incentive, stock awards, benefits and perquisites;

• A review of total outstanding share-based awards, both vested and unvested; and

• Current estimates of Company liabilities under various termination scenarios.

2006 Benchmarking

In addition to such factors as company and individual performance, the Compensation Committee also considers the competitiveness of the Company’s compensation programs as compared to its “peer group”. In 2006, the Compensation Committee undertook an extensive benchmarking exercise with the assistance of its external compensation advisor, Hewitt Associates, LLC (“Hewitt”), and internal resources. At the request of the Compensation Committee, Hewitt compared “total compensation” (base salary, short-term incentives and long-term incentives), both as to amount and form, for Company officer positions to comparable positions at the following companies in the energy industry:

• Atmos Energy Corporation • CenterPoint Energy • CMS Energy Corporation • Dominion Resources • Duke Energy	• El Paso Corporation • Enbridge, Inc. • Equitable Resources, Inc. • Kinder Morgan, Inc. • NiSource Inc.	• ONEOK, Inc. • Questar Corporation • SCANA Corporation • The Williams Companies • TransCanada Corp.

This peer group includes all of the companies included in the “Bloomberg U.S. Pipeline Index” referenced in the Common Stock Performance Graph below, but is considered by the Company to be more representative of the diverse natural gas business segments in which the Company competes for talent.

Performance of a regression analysis with respect to the peer group was determined not to be statistically significant. Therefore, Hewitt also provided the Company with information from its general industry database, focusing on companies with annual revenues comparable to that of the Company.

Although results varied by individual, the survey found that most of the Senior Executives included in the analysis fell within the middle half of their respective benchmarks in total compensation, consistent with the Company’s compensation philosophy and strategy.

Base Salary/Annual Merit Adjustments

Base salaries for officers within the Office of the Chairman, including Named Executive Officers, are determined solely at the discretion of the Compensation Committee, which considers the various factors enumerated above. The Compensation Committee considers adjustments to base salary for Named Executive Officers upon a change of circumstances. Such changes include promotion into a senior executive role (as, for example, in connection with Mr. Marshall’s November 2006 promotion to Senior Vice President and Chief Financial Officer) or an expansion of responsibilities (as, for example, in connection with Ms. Gaudiosi’s March 2006 compensation adjustment). Base compensation for such executives may be adjusted less frequently than annually; none of Messrs. Lindemann or Bond or Ms. Edwards received a base compensation adjustment in 2006.

As to other employees, including Senior Executives, the Compensation Committee annually approves a merit increase pool for base salary increases. For 2006, that amount was approximately 3.5% of base payroll. Merit increases to individual employees vary but increases outside the salary range specified for a particular job grade are discouraged; in such case, a lump sum payment may be recommended. Merit increases to base salaries are typically effective during the first quarter of each fiscal year.

Eric D. Herschmann, who serves as the Company’s Senior Executive Vice President, was not an employee of the Company during 2006 and did not receive a salary from the Company. The Company’s direct compensation to Mr. Herschmann in 2006 was instead in the form of short- and long-term incentive awards, as determined by the Compensation Committee in its sole discretion. Mr. Herschmann became an employee of the Company in 2007, and the Compensation Committee has set his annual base salary at $950,000. Mr. Herschmann continues to serve as a partner of, and to be compensated by, the Kasowitz Firm, which provides legal services to the Company and certain of its affiliates; Mr. Herschmann’s compensation by the Kasowitz Firm is solely at the discretion of the Kasowitz Firm. During 2006, the Kasowitz Firm billed the Company and its affiliates $9,644,428 for legal services (including disbursements). This amount included billings for legal services by Mr. Herschmann. The Company expects to continue to retain the Kasowitz Firm for legal services in 2007.

Short-Term Incentive Awards

All of the Company’s short-term incentive plans are approved by the Compensation Committee and, in the case of the Executive Incentive Plan discussed below, by the Company’s stockholders. With the exception of Messrs. Lindemann and Herschmann, employees of the Company’s Southern Union Gas Services business segment and certain members of collective bargaining units, all of the Company’s employees (including Messrs. Bond and Marshall and Ms. Gaudiosi) are eligible for an annual cash bonus under the Southern Union Company Annual Incentive Plan. By reason of her January 2007 resignation, Ms. Edwards was not eligible to receive a bonus in respect of 2006 performance.

Under the Southern Union Company Annual Incentive Plan, the Compensation Committee approves separate annual financial performance thresholds for corporate employees and employees of each business segment as the basis for funding bonus pools. Applicable financial performance thresholds for 2006 included an EPS metric for corporate employees, intended to align employee and stockholder interests, and both Company EPS and business segment EBIT metrics for business segment employees, intended also to drive achievement of business segment operating plans. Pools may fund at 50% of the target amount for 90% achievement of performance thresholds, up to a maximum funding of 120% for results in excess of performance thresholds. This approach has been retained for 2007 with the addition of customer service and operational metrics as part of the performance objectives of the Company’s Missouri Gas Energy division. Satisfaction of these performance thresholds, which are based on the Company’s annual budget and publicly available earnings guidance, is considered realistic but not guaranteed. In 2006, under similar metrics, corporate employees and the business segments achieved from 50% to 120% of their target goals. For 2007, the performance thresholds include an element of “stretch” to achieve pool funding at 100% of the target pool amount. Under the plan, cash bonuses are typically paid in the first quarter of each fiscal year for performance in the previous fiscal year.

For 2006, the Compensation Committee retained the short-term incentive program in place at SUGS prior to its acquisition in March 2006. Under the SUGS Annual Incentive Plan, in which approximately 22 SUGS senior employees participate, bonuses are based on a percentage of segment EBIT, with no financial performance threshold or limitation on the aggregate bonus pool. Cash bonus payments under the SUGS plan are made quarterly. For 2007, the plan has been modified to include a hold-back formula pursuant to which a portion of the quarterly payouts will be held back and paid only upon satisfaction of an annual financial performance metric.

In addition, bonuses payable to senior officers designated “Eligible Executives” by the Compensation Committee (for 2006, Mr. Lindemann and for 2007, Messrs. Lindemann and Herschmann) are subject to the terms of the Company’s Amended Bonus Plan. The Compensation Committee sets a financial performance threshold and individual targets for Eligible Executives under the plan on an annual basis. Cash and equity bonuses paid in accordance with such plan, which limit quarterly payments to not more than 3.0% of Consolidated Net Income (as defined in the plan) and annual payments to not more than 1.5% of Consolidated Net Income, are intended to constitute “qualified performance-based compensation” for purposes of Internal Revenue Code Section 162(m), such that awards thereunder are not subject to the $1 million limit on deductibility.

Under each of these plans, the Compensation Committee retains absolute discretion with respect to determining the achievement of annual financial performance goals and individual awards within the target ranges. In addition, the Compensation Committee may, in its discretion, authorize one-time awards payable in cash or equity. In September 2006, the Compensation Committee, upon consultation with the Company’s other independent directors and Hewitt, authorized transactional bonuses to Messrs. Lindemann and Herschmann and Ms. Gaudiosi, in recognition of successful completion of a series of transactions critical to the Company’s transformation into a diversified natural gas company.

Among the factors considered by the Compensation Committee in awarding the transactional bonuses were (1) successful completion of multiple transactions in a compressed timeframe, (2) excess value received in those transactions above initially-targeted amounts, (3) significant third-party fees avoided by performing transactional functions in-house, and (4) exceptional individual effort exhibited beyond the individuals’ normal responsibilities. In the case of Mr. Herschmann, the Compensation Committee also noted his lack of participation in other Company compensation programs.

Long-Term Incentive Awards

Long-term incentive awards are subject to the Company’s stockholder-approved Stock Incentive Plan, as may be amended from time to time. Under the plan, awards may be made to directors, officers, employees and agents of, and other providers of services to, the Company in the form of incentive options, non-statutory options, stock appreciation rights (“SARs”), stock awards, performance units and other equity-based rights, all as described in the plan. In December 2006, the Compensation Committee authorized a grant of long-term incentive awards to certain Company officers. Earlier in the year, the Compensation Committee approved long-term incentive awards on a “one-off” basis, which awards were subject to a predecessor plan. Examples of the circumstances under which individual grants may be awarded are hiring activity, retention arrangements and transactional bonuses. Because of Mr. Lindemann’s significant equity holdings in the Company, his recent compensation has not included long-term equity grants, such grants being deemed unnecessary to ensure alignment with stockholder interests.

The long-term incentive awards made in December 2006 took the form of restricted units and will ultimately be settled in cash and, as to specified officers (including Messrs. Bond and Marshall and Ms. Gaudiosi), SARs will ultimately be settled in stock, in each case subject to a three-year vesting schedule. The exercise price for the SARs equaled the closing price of the Company’s stock on the date of grant. The Compensation Committee believes that this combination of awards provided the most simple and effective combination of retention incentive, stock performance incentive and stockholder alignment available at that time. The December awards represent the culmination of an extended review of the Company’s long-term incentive programs. It is the Compensation Committee’s intention that grants be considered annually in the fourth quarter, although such awards are not guaranteed. The eligible employee population and specific form of awards may vary from year to year. None of Messrs. Lindemann and Herschmann or Ms. Edwards participated in the December 2006 awards. Unvested stock options awarded to Ms. Edwards prior to 2006 became null and void upon her resignation in January 2007.

Given the structure of the SUGS annual incentive plan for 2006, officers of SUGS did not participate in the December 2006 long-term incentive awards. No decision has been made regarding participation of SUGS personnel in any future grants. Upon the closing of the Southern Union Gas Services acquisition in March 2006, however, 10 SUGS employees were given retention agreements providing for the award of an aggregate 37,636 shares of restricted stock, 1,814 of which vested on March 1, 2007, the first anniversary of the acquisition closing date, with the remaining shares vesting on March 1, 2008.

In addition, in September 2006, the Compensation Committee, upon consultation with the Company’s other independent directors and Hewitt, authorized awards of restricted stock as part of the September 2006 transactional bonuses to Mr. Herschmann and to Ms. Gaudiosi described above.

In order to drive alignment of management and stockholder interests, the Compensation Committee is considering instituting a minimum stock ownership requirement as to certain Senior Executives. Such a requirement, if any, would likely be effected in conjunction with a 2007 equity grant and would potentially increase in amount over successive annual grants.

Benefits; Perquisites

The Company provides for the benefit of its employees a full range of usual and customary employee benefits. These include medical, dental and vision insurance; life, accidental death and dismemberment and short-term disability insurance; as to certain business segments, pension and retiree medical coverage; and a 401(k) plan, supplemented as to certain employees by additional employer contributions to a “retirement power account” (“RPA”). RPA percentages applicable to Named Executive Officers range from 0% to 12.05% and are contributed on base salary and bonus compensation up to $225,000. The Company match and RPA percentages vary across business segments but generally vest in equal percentages over the employee’s first five years of service. In addition, employees receive typical vacation, personal days, sick leave and holidays. Terminated employees may be eligible for severance payments not to exceed one year’s base salary. Employees transferring between Company locations or new hires may be offered relocation benefits. Benefit programs vary by business segment and may also be subject to the terms of applicable collective bargaining agreements. These benefits are available to employees generally; no plans exist for the sole benefit of Senior Executives or Named Executives Officers. The Company also maintains a supplemental deferred compensation plan for corporate employees at or above the director level; the Company does not offer matching in respect of deferred amounts. Because he was not a Company employee in 2006, Mr. Herschmann did not participate in any of the Company’s benefits programs.

In 2006, at the request of the Compensation Committee, Hewitt performed an evaluation of the Company’s benefits programs based on a peer group of nine companies with prominent gas transmission businesses. Hewitt found the Company’s benefits to be slightly below the average indexes of peer group companies, driven in part by the absence of Company-sponsored non-qualified retirement benefit programs.

In addition, under the Company’s Board-approved aircraft policy, Mr. Lindemann and his spouse are encouraged to use corporate aircraft for personal travel to ensure their safety and security.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 paid to certain individuals. The Company believes that compensation paid under its management incentive plans is generally fully deductible for federal income tax purposes. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, however, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. A portion of the 2006 base compensation for Mr. Lindemann, which had been increased in late 2005 based upon Mr. Lindemann’s assumption of the responsibilities of President of the Company, exceeded applicable Internal Revenue Service deductibility limits. Mr. Lindemann’s base compensation for 2007 has been adjusted to satisfy applicable deductibility requirements. Mr. Lindemann’s 2005 bonus, paid in 2006, did not qualify for deductibility under the plan as a result of the recharacterization of a portion of the Company’s business as “discontinued operations” in connection with the sale of the Company’s Pennsylvania and Rhode Island local distribution companies. In addition, the transactional bonuses paid to Messrs. Lindemann and Herschmann in September 2006 did not constitute qualified performance-based compensation for purposes of IRC Section 162(m).

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet become effective, the Company believes it is operating in good faith compliance with the statutory provisions that became effective January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided below under the heading “Non-Qualified Deferred Compensation”.

Conclusion

The Compensation Committee believes that the compensation awarded in 2006 embodies the Company’s compensation philosophy and strategy. The Company’s compensation actions supported numerous strategic, structural, competitive and personnel transitions during the past year. The Company will continue to take the actions necessary to support its performance-based and stockholder-aligned philosophy in future years.

2006 EXECUTIVE COMPENSATION

Named Executive Officers

The Named Executive Officers of the Company are set forth below. Each holds the offices indicated until his or her successor is chosen and qualified at the regular meeting of the Board of Directors to be held immediately following the 2006 Annual Meeting of Stockholders, or until such officer’s earlier death, resignation, retirement, disqualification or removal.

George L. Lindemann, 71, is Chairman of the Board, President and CEO of Southern Union. Mr. Lindemann has held the positions of Chairman and CEO since 1990 and President since November 2005.

Richard N. Marshall, 49, is Senior Vice President and Chief Financial Officer of Southern Union, a position he has held since November 2006. Mr. Marshall served as Treasurer of Southern Union from 2001 until being named to his current position. Prior to 2001, he was Vice President, rates and regulatory affairs, for the Company’s Pennsylvania natural gas distribution division.

Julie H. Edwards, 48, served as Senior Vice President and Chief Financial Officer of Southern Union until assuming her role as Senior Vice President - Corporate Development on November 1, 2006. Prior to joining Southern Union, Ms. Edwards served as Executive Vice President -- Finance and Administration and CFO for Frontier Oil Corporation, Houston.

Eric D. Herschmann, 43, is Senior Executive Vice President of Southern Union, a position he has held since November 2005. Mr. Herschmann has also acted as Interim General Counsel of the Company since January 2005. Mr. Herschmann has served as outside counsel for the Company since 1997 and as its national litigation counsel since 1999. He became an employee of Southern Union Company in 2007 and continues to retain his partnership interest in the Kasowitz Firm.

Robert O. Bond, 47, is Senior Vice President, pipeline operations of the Company, a position he has held since September 2005, and President and Chief Operating Officer of Southern Union’s integrated natural gas pipeline operations, a position he has held since April 2005. From November 2004 until being named to his current position, he served as Senior Vice President, Chief Commercial Officer for Panhandle Energy. Since joining Panhandle Energy in February 2000, he had served as Executive Director of Commercial Optimization, Vice President of Optimization, Vice President of Marketing and Senior Vice President of Marketing.

Monica M. Gaudiosi, 44, is Senior Vice President, Associate General Counsel of Southern Union. Ms. Gaudiosi has been a Senior Vice President since September 2005 and Associate General Counsel since her hiring in May 2005. From 1998 until joining Southern Union in 2005, she held various legal positions with General Electric Capital Corporation, including strategic transaction counsel for GE Commercial Finance and general counsel of the Vendor Financial Services commercial equipment leasing division.

Summary Compensation Table

The table below summarizes the total compensation awarded or attributable to each of the Named Executive Officers for the fiscal year ended December 31, 2006. When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews each element of current compensation for all of the Named Executive Officers, including equity and non−equity based compensation.

With the exception of Mr. Herschmann, each of the Named Executive Officers was eligible to receive a bonus payment for the fiscal year ended December 31, 2006 under either the Annual Incentive Plan or the Amended Bonus Plan. The bonus amounts paid under either the Annual Incentive Plan or the Amended Bonus Plan are tied to performance objectives and are listed under column (g). Such amounts were determined by the Compensation Committee at its February 15, 2007 meeting and, to the extent not deferred by the executive, were paid out on March 2, 2007. The Company does not have any employment agreements with any of the Named Executive Officers. For 2006, with the exception of the one-time transactional bonus payments and certain inter-period personnel changes, performance-based bonus awards made to Named Executive Officers were approximately 50% of base salary.

Name and Principle Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g)	(h)(4)	(i)	(j)
George L. Lindemann Chairman of the Board, President and Chief Executive Officer	2006	$ 1,500,000	$ 7,500,000	$ -0-	$ -0-	$ 750,000(5)	$ 390,396	$ 701,939(6)	$ 10,842,335
Richard N. Marshall Senior Vice President and Chief Financial Officer	2006	$ 189,715	$ -0-	$ 6,793	$ 19,593	$ 144,000	$ 53,296	$ 36,365(7)	$ 449,762
Julie H. Edwards Senior Vice President, Corporate Development Chief Financial Officer from January 1, 2006 until November 1, 2006(8)	2006	$ 500,000	$ -0-	$ -0-	$ 223,320(9)	$ -0-(10)	$ -0-	$ 12,710(11)	$ 736,030
Eric D. Herschmann Senior Executive Vice President	2006	$ -0-	$ 5,000,000	$ 2,497,801(12)	$ 792,790(13)	$ -0-	$ -0-	$ 13,993(14)(15)	$ 8,304,584(15)
Robert O. Bond, Senior Vice President, Pipeline Operations	2006	$ 499,999	$ -0-	$ 573	$ 280,183	$ 250,000(16)	$ -0-	$ 16,798(17)	$ 1,047,553
Monica M. Gaudiosi Senior Vice President, Associate General Counsel	2006	$ 346,731	$ 250,000	$ 46,671	$ 68,258	$ 157,483	$ -0-	$ 13,641(18)	$ 882,784

(1)   Relates to one-time transactional bonuses paid with respect to successful completion of a series of transactions critical to the diversification of the Company’s natural gas assets. Among the factors considered by the Compensation Committee in awarding the transactional bonuses were (i) successful completion of multiple transactions in a compressed timeframe, (ii) excess value received in those transactions above initially-targeted amounts, (iii) significant third-party fees avoided by performing transactional functions in-house, and (iv) exceptional individual effort exhibited beyond the individuals’ normal responsibilities.

(2)   For a description of the assumptions made in calculating the proportionate share of the grant date fair value of restricted stock recognized in this period in accordance with FAS 123(R), see Notes 2 and 24 to the Company’s footnotes to its audited financial statements included in its Form 10-K for the year ended December 31, 2006. There were no forfeitures during this time period.

(3)   For a description of the assumptions made in calculating the proportionate share of the grant date fair value of the options recognized in this period in accordance with FAS 123(R), see Notes 2 and 24 to the Company’s footnotes to its audited financial statements included in its Form 10-K for the year ended December 31, 2006. There were no forfeitures during this time period.

(4)   The Company maintains a non-qualified supplemental retirement plan in which Named Executive Officers, who are corporate employees, are eligible to participate. The Company does not provide a defined benefit plan for any Named Executive Officer. Amounts represent aggregate earnings on the market value of the Named Executive Officer’s holdings under the Company’s non-qualified supplemental retirement plan.  Contributions made to these holdings in 2006 represent pre-tax contributions from the Named Executive Officer’s base salary and bonus compensation (otherwise reported as base and incentive bonus compensation in the Summary Compensation Table), do not represent other compensation paid by the Company and are not currently matched in any form by the Company. Moreover, any returns on the funds contributed pursuant to this plan (whether positive or negative) are solely due to market conditions. See the Non-Qualified Deferred Compensation table.

(5)   This amount represents Mr. Lindemann’s qualified performance-based compensation for purposes of IRC Section 162(m) for the year ended December 31, 2006. Excludes $750,000, which Mr. Lindemann received in March, 2006 in respect of his performance during the year ended December 31, 2005.

(6)   Of this amount, $23,484 relates to life insurance premiums paid by the Company, $5,500 relates to Company matching contributions to Mr. Lindemann’s 401(k), $18,700 relates to non-discretionary Company contributions to his RPA, $609,862 relates to the incremental cost for personal use of Company aircraft by Mr. Lindemann and his spouse, and $44,393 relates to tax gross-ups on his personal aircraft use. The incremental cost to the Company of the personal use of Company aircraft is calculated based on the actual variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, hangar expense and general taxes and insurance are excluded from the incremental cost calculation. The Company has adopted a Corporate Aircraft Policy that encourages Mr. Lindemann and his spouse to use Company aircraft for all business and non-business purposes for their personal security and safety.

(7)   Of this amount, $9,333 relates to Company contributions to the officer’s 401(k) plan, $26,510 relates to non-discretionary Company contributions to the officer’s RPA and $522 relates to life insurance premiums paid by the Company.

(8)   Ms. Edwards served as the Chief Financial Officer of the Company from January 1, 2006 until November 1, 2006.

(9)   For GAAP accounting purposes, the Company must assume that the service-based vesting condition of this award will vest in the period ended December 31, 2006; however, due to the fact that Ms. Edwards resigned from the Company in January, 2007, the vesting condition failed and the compensation cost associated with the award will be deducted in the period ending March 31, 2007.

(10) Due to her resignation prior to the payment of annual bonuses, Ms. Edwards was ineligible to receive a bonus payment for fiscal year ended December 31, 2006. Excludes $137,500, which Ms. Edwards received in March, 2006 in respect of her performance during the year ended December 31, 2005.

(11) Of this amount, $11,000 relates to non-discretionary Company contributions to the officer’s RPA and $1,710 relates to life insurance premiums paid by the Company.

(12) This amount relates to the FAS 123(R) impact in 2006 of grants of 61,733 and 50,000 restricted shares on December 30, 2005 and September 21, 2006, respectively, the restrictions on which expired on May 16, 2006 and January 1, 2007, respectively.

(13) This amount relates to the FAS 123(R) impact in 2006 of the grant of 100,000 options on December 30, 2005, which vested ratably on May 16, 2006 and November 16, 2006.

(14) This amount represents the incremental cost for personal use of Company aircraft by Mr. Herschmann. The incremental cost to the Company of the personal use of Company aircraft is calculated based on the actual variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the Company aircraft, hangar expense and general taxes and insurance are excluded from the incremental cost calculation.

(15) Not included in this amount is $9,644,428 in legal fees for which the Kasowitz Firm billed the Company.  Included in the $9,644,428 are billings for legal services performed by Mr. Herschmann.   Mr. Herschmann is a partner of, and is compensated by, the Kasowitz Firm, which provides legal services to the Company and certain of its affiliates.

(16) Excludes $207,690, which Mr. Bond received in March, 2006 in respect of his performance during the year ended December 31, 2005.

(17) Of this amount, $5,638 relates to Company contributions to the officer’s 401(k) plan, $9,900 relates to non-discretionary Company contributions to the officer’s RPA and $1,260 relates to life insurance premiums paid by the Company.

(18) Of this amount, $3,361 relates to Company contributions to the officer’s 401(k) plan, $9,692 relates to non-discretionary Company contributions to the officer’s RPA and $588 relates to life insurance premiums paid by the Company.

Grants of Plan-Based Awards

The following table sets forth information regarding all short-term (non-equity) and long-term (equity) incentive plan awards that were made to the Named Executive Officers during 2006. This information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Non-equity plan awards are awards that are not subject to FAS 123(R) and are intended to serve as an incentive for performance to occur over a specified period, typically a fiscal year. Generally, equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FAS 123(R); none of the Company’s equity incentive-based awards granted during 2006 were subject to market conditions.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under-lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
George L. Lindemann		$ 750,000	$ 750,000	(3)
Richard N. Marshall		$ 73,750	$ 147,500	$ 177,000	$ 325,000	$ 400,000	$ 475,000
	12/28/06							6,079(4)			$ 170,638
	12/28/06								19,299(5)	$ 28.07	$ 189,902
Julie H. Edwards(6)		$ 125,000	$ 250,000	$ 300,000	$ 135,000	$ 175,000	$ 225,000
Eric D. Herschmann	09/21/06							50,000(7)			$1,312,500
Robert O. Bond		$ 125,000	$ 250,000	$ 300,000	$ 325,000	$ 400,000	$ 475,000
	12/28/06							7,482(4)			$ 210,020
	12/28/06								23,753(5)	$ 28.07	$ 233,730
Monica M. Gaudiosi		$ 93,750	$ 187,500	$ 225,000	$ 325,000	$ 400,000	$ 475,000
	09/21/06							9,400(7)			$ 246,750
	12/28/06							7,482(4)			$ 210,020
	12/28/06								23,753(5)	$ 28.07	$ 233,730

(1)   Represents threshold, target and maximum payout levels under the Annual Incentive Plan or, as to Mr. Lindemann, the Amended Bonus Plan, for 2006 performance. The actual amount of incentive bonus earned by each Named Executive Officer in 2006 is reported under the Non-Equity Incentive Plan Compensation column (g) in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan and Amended Bonus Plan is included in the Compensation Discussion and Analysis beginning on page 16.

(2)   The Company pays equity incentive compensation under the Stock Incentive Plan to award individual performance, to further align Named Executive Officers’ interests with stockholders and to retain key executives. Equity grants made pursuant to this plan are individualized and are made solely at the discretion of the Compensation Committee.

(3)   The maximum incentive bonus payable to any executive participating in the Amended Bonus Plan is 1.5% of the Company’s adjusted consolidated net income from continuing operations for the related fiscal year, as that term is defined in the Amended Bonus Plan. Any and all bonus awards made under the Amended Bonus Plan are payable in whole or in part at the sole discretion of the Compensation Committee. For the year ending December 31, 2006, the Compensation Committee determined that Company had exceeded the targeted consolidated net income goals and Mr. Lindemann received a bonus of $750,000.

(4)   Cash Restricted Units.

(5)   Stock Appreciation Rights.

(6)   Because Ms. Edwards terminated her employment with the Company on January 18, 2007, no future payments will be made.

(7)   One-time transactional bonus of restricted stock paid with respect to successful completion of a series of transactions critical to the diversification of the Company’s natural gas assets. Among the factors considered by the Compensation Committee in awarding the transactional bonuses were (i) successful completion of multiple transactions in a compressed timeframe, (ii) excess value received in those transactions above initially-targeted amounts, (iii) significant third-party fees avoided by performing transactional functions in-house, and (iv) exceptional individual effort exhibited beyond the individuals’ normal responsibilities.

Outstanding Equity Awards at December 31, 2006

	OPTION AWARDS				STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
	Exercisable	Unexercisable
	(#)	(#)	($)		(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
George L. Lindemann	144,141	-0-	$ 9.6951	06/26/2007
	214,290	-0-	$ 12.6345	06/22/2008
	258,078	-0-	$ 13.5020	12/09/2009
Richard N. Marshall	3,307	4,962 (1)	$ 16.8300	02/06/2014
	173	510 (2)	$ 24.0600	07/26/2015
		19,299 (3)	$ 28.0700	12/28/2016
					786 (4)	$ 21,969
					6,079 (5)	$ 169,908
Julie H. Edwards	20,999	84,002 (6)	$ 23.8900	07/05/2015
Eric D. Herschmann	262,500	-0-	$ 23.6200	12/27/2015
	100,000	-0-	$ 23.6300	12/30/2015
					50,000 (7)	$ 1,397,500
Robert O. Bond	6,615	9,923 (8)	$ 16.8300	02/16/2014
	25,000	75,000 (9)	$ 22.6800	11/11/2015
		23,753 (3)	$ 28.0700	12/28/2016
					7,482 (5)	$ 209,122
Monica M. Gaudiosi	342	1,023 (10)	$ 24.0600	06/27/2015
	6,250	18,750 (11)	$ 22.6800	11/11/2015
		23,753 (3)	$ 28.0700	12/28/2016
					1,575 (12)	$ 44,021
					9,400 (13)	$ 262,730
					7,482 (5)	$ 209,122

(1)   These employee stock options vest in increments of 1,654 on March 1, 2007, March 1, 2008 and March 1, 2009.

(2)   These employee stock options vest in increments of 170 on July 26, 2007, July 26, 2008 and July 26, 2009.

(3)   Stock appreciation rights will be settled in shares of common stock at an exercise price of $28.07 per share, which was equal to the closing price on the grant date. The award will vest in equal annual installments on the first, second and third anniversaries of the grant date.

(4)   The restrictions on these restricted shares expire as to 262 shares on each of July 26, 2007, July 26, 2008 and July 26, 2009.

(5)   The cash restricted units awarded on December 28, 2006 permit the recipient to receive, on predetermined dates upon expiration of applicable restrictions, cash in an amount equal to a specified number of shares of the Company’s common stock valued at the closing price of the Company’s common stock on such dates. Restrictions on each award will expire in equal annual installments on the first, second and third anniversaries of the grant date.

(6)   These employee stock options were scheduled to vest pursuant to the following schedule: 21,000 on July 5, 2007; 21,001 on July 5, 2008; 21,000 on July 5, 2009; and 21,001 on July 5, 2010. Ms. Edwards terminated her employment with the Company on January 18, 2007, at which time her unvested options expired. Subsequent to her departure, Ms. Edwards exercised and held all of her vested options.

(7)   The restrictions on these shares expired on January 1, 2007. The price of the Company’s stock on January 1, 2007 (based on the closing price on the previous trading day (December 29, 2006)) was $27.95, resulting in $1,397,500 in compensation to the officer.

(8)   These employee stock options vest pursuant to the following schedule: 3,307 on March 1, 2007; 3,308 on March 1, 2008; and 3,308 on March 1, 2009.

(9)   These employee stock options vest in increments of 25,000 on November 11, 2007, November 11, 2008, and November 11, 2009.

(10) These employee stock options vest in increments of 341 on July 26, 2007, July 26, 2008 and July 26, 2009.

(11) These employee stock options vest in increments of 6,250 on November 11, 2007, November 11, 2008 and November 11, 2009.

(12) The restrictions on these restricted shares expire as to 525 shares on each of July 26, 2007, July 26, 2008 and July 26, 2009.

(13) The restrictions on these restricted shares expire as to 4,700 shares on each of October 1, 2007 and October 1, 2008.

Option Exercises and Stock Vested

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Richard N. Marshall	2,000	$ 21,936
	1,998	$ 22,973
	1,788	$ 23,312
			264	$ 7,260
Eric D. Herschmann			34,295	$ 810,391
			61,733	$ 1,493,939
Monica M. Gaudiosi			525	$ 14,438

Non-Qualified Deferred Compensation

Pursuant to the Company’s non-qualified supplemental retirement plan, certain executives, including Named Executive Officers, may defer salary and bonus earned under the Southern Union Company Amended Supplemental Deferred Compensation Plan. Deferral elections are made by eligible executives in December of each year for amounts to be earned in the following year. An executive may defer all or a portion of his or her salary and bonus under this plan. The investment options available to an executive under the deferral program vary, but include Company stock and publicly available mutual funds. Any distribution of holdings in Company stock under the non-qualified supplemental retirement plan must be made in Company stock in an amount of shares equal to the aggregate balance in the plan at the time of distribution.

Name	Executive Contributions in 2006	Company Contributions in 2006	Aggregate Earnings in 2006	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2006
	($)	($)	($)	($)	($)
(a)	(b)(1)(2)	(c)	(d)(3)	(e)	(f)(4)
George L. Lindemann	$ 975,000	$ -0-	$ 390,396	$ -0-	$ 3,108,200
Richard N. Marshall	$ 27,387	$ -0-	$ 53,296	$ -0-	$ 358,442

(1)   All amounts reported as contributions by the executives have been reported as compensation for the year ended December 31, 2006 in the Summary Compensation Table.

(2)   Of these amounts, $75,000 and $8,415 relate to deferred incentive compensation for performance during the year ended December 31, 2005, that was paid in 2006 for Messrs. Lindemann and Marshall, respectively.

(3)   Represents aggregate earnings on the market value of the Named Executive Officer’s holdings under the Company’s non-qualified supplemental retirement plan. Contributions made to these holdings in 2006 represent pre-tax contributions from the Named Executive Officer’s base salary and bonus compensation (otherwise reported as base and incentive bonus compensation in the Summary Compensation Table), do not represent other compensation paid by the Company and are not currently matched in any form by the Company. Moreover, any returns on the funds contributed pursuant to this plan (whether positive or negative) are solely due to market conditions.

(4)   Any amount not reported as compensation in prior years has been reported in the Summary Compensation Table for the year ended December 31, 2006.

Potential Payments Upon Termination Or Change of Control

As of December 31, 2006, the only Named Executive Officer with a change of control agreement was Ms. Edwards. Ms. Edwards’ agreement provided that if a change of control event took place prior to July 5, 2007, she would be entitled to a cash payment equal to her salary from the time of the change of control until July 5, 2007, together with certain COBRA benefits.

All Company equity grants and Company contributions to employee accounts in the 401(k) plan vest immediately upon a change of control. Assuming a change of control event took place on December 31, 2006, the following table provides quantitative disclosure regarding the triggering of such benefits.

Name	Options	Restricted Stock	Cash Restricted Units	Stock Appreciation Rights	Change-in-Control Payments	Other	Closing Stock Price on the Last Trading Day Prior to 12/31/06	Total
	(#)(1)	(#) (2)	(#)(3)	(#)(4)	($)(5)	($)(6)	($)	($)
George L. Lindemann						$ 3,702,079(7)		$ 3,702,079
Richard N. Marshall	5,472	786	6,079	19,299		$ 358,442(8)	$ 27.95	$ 607,480
Julie H. Edwards	84,002				$ 291,668	$ 9,037(9)	$ 27.95	$ 641,753
Eric D. Herschmann		50,000					$ 27.95	$ 1,397,500
Robert O. Bond	84,923		7,482	23,753			$ 27.95	$ 714,716
Monica M. Gaudiosi	19,773	10,975	7,482	23,753			$ 27.95	$ 618,665

(1)   Represents unvested options, the vesting of which would accelerate upon a change of control. The value of the accelerated options is determined by taking (x) the number of options that would become exercisable upon a change of control multiplied by (y) the difference between the trading price of Company stock on December 31, 2006 and the respective option grant exercise price. There is no acceleration of unvested option grants upon termination of employment, death or disability.

(2)   Represents unvested shares of restricted stock, the vesting of which would accelerate upon a change of control. The value of the restricted shares is determined by taking (x) the number of restricted shares as to which restrictions would expire upon a change of control multiplied by (y) the trading price of Company stock on December 31, 2006. There is no acceleration of unexpired restricted stock grants upon termination of employment, death or disability.

(3)   Represents unvested cash restricted units, the vesting of which would accelerate upon a change of control. The value of the cash restricted units is determined by taking (x) the number of cash restricted units as to which restrictions would expire upon a change of control multiplied by (y) the trading price of Company stock on December 31, 2006. There is no acceleration of cash restricted units upon termination of employment, death or disability.

(4)   Represents unvested stock appreciation rights, the vesting of which would accelerate upon a change of control. The value of the accelerated stock appreciation rights is determined by taking (x) the number of stock appreciation rights that would become exercisable upon a change of control multiplied by (y) the difference between the trading price of Company stock on December 31, 2006 and the respective stock appreciation right grant exercise price. There is no acceleration of unvested stock appreciation right grants upon termination of employment, death or disability.

(5)   Represents theoretical payment to Ms. Edwards if a change of control event had taken place as of December 31, 2006.

(6)   Includes immediate vesting of all Company equity grants and Company contributions to employee accounts in the 401(k) plan upon a change of control. There would be no acceleration upon termination, death or disability of any employee.

(7)   Mr. Lindemann has made an irrevocable election to receive a single, lump-sum payment, of his holdings under the Company’s non-qualified supplemental retirement plan payable no later than January 31 of the year following his termination.

(8)   Mr. Marshall has made an irrevocable election to receive payments of his holdings under the Company’s non-qualified supplemental retirement plan over a five year period, the first installment of which shall be payable no later than January 31, of the year following his termination.

(9)   COBRA reimbursement for Julie H. Edwards.

2006 DIRECTOR COMPENSATION

Non-management directors are compensated over a twelve-month period that begins on April 1 and ends on March 31. For 2006, annual compensation of the Company’s non-management directors was comprised of the following components:

•	cash compensation, consisting of an annual retainer, committee chairman fees and a Company match of contributions to the Directors’ Plan;

•	equity compensation, consisting of an annual restricted stock award; and

•	Company provided healthcare.

Cash Compensation

Non-management directors received an annual cash payment of $85,000, payable in arrears in four (4) quarterly installments. Non-management directors do not receive meeting fee payments but are reimbursed by the Company for all expenses they incur in attending meetings of the Board or any Board committee. Each non-management director who serves as chairman of a standing committee of the Board or as lead independent director receives additional fees for such service. In 2006, the Company’s Audit Committee Chairman received $25,000; the chairmen of all other committees of the Board and the Company’s lead independent director received $15,000.

Equity Compensation

Under the Company’s Stock Incentive Plan, each non-management director is entitled to receive a restricted stock award totaling 2,000 shares (or such lesser or greater amount, not to exceed 5,000 shares, as may be determined by the Compensation Committee in its sole discretion). In the alternative, the Compensation Committee may elect to award the non-management directors nonstatutory options or some combination of restricted stock and nonstatutory options having a value equivalent to the value of the restricted stock award contemplated by the Stock Incentive Plan. Such awards are usually considered by the Compensation Committee during the second quarter of the year and options vest or restrictions on restricted shares expire, as the case may be, on January 2 of the following year, provided that the non-management director continues to serve as a member of the Board. The awards provide for accelerated vesting in the event of the death of the non-management director or a change of control of the Company.

Deferred Compensation

The Company maintains the Directors’ Plan, a deferred compensation plan that is designed to attract and retain well-qualified individuals to serve as non-management directors and to enhance the alignment of their interests and the interests of stockholders. Participation in the Directors’ Plan is optional.

Under the Directors' Plan, each non-management director may choose to defer all or any portion of his or her annual retainer and any committee chairman fees and invest such deferred amount in Company stock. The Directors' Plan requires the Company to make a matching contribution of 100% of the first 10% of the participant's annual retainer and any committee chairman fees, to the extent deferred.

A participating director is 100% vested with respect to the amount of applicable compensation that he or she elects to defer and any related income, gains and losses. The Company's matching contributions do not vest until the participating director either has completed five years of service as a director or dies while serving as a director. A participant may not withdraw deferred amounts until 30 days after such time as the director either retires or ceases to be a director of the Company or with the permission of the Board in the event of severe financial hardship.

The Board may terminate, suspend or amend the Directors' Plan under certain circumstances, but the Board has no discretion regarding its administration.

Director Compensation Changes Effective April 1, 2007

For the period April 1, 2007 through March 31, 2008, the compensation for non-management directors will consist solely of the following:

•	an annual retainer of $85,000; and

•	a restricted stock award of up to 5,000 shares of Company common stock, which restrictions shall expire on January 2, 2008.

The Company will no longer make matching contributions to the Directors’ Plan.

In addition, the chairmen of all Board committees and the Lead Independent Director will receive annual fees as follows:

•	Chairman of Audit Committee: $30,000

•	Chairman of Compensation Committee: $20,000

•	Chairmen of Corporate Governance, Finance and Investment Committees: $15,000

•	Lead Independent Director: $15,000.

Director Compensation Table

The compensation of the Company’s non-management directors is set forth in detail below:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)
(a)	(b) (1)	(c) (2)(3)	(d)	(e)	(f)	(g) (4)	(j)
David Brodsky	$ 111,250(5)	$ 137,230(6)(7)	_	_	$ 11,125(8)	$ 7,632	$ 267,237
Frank W. Denius	$ 102,500(9)	$ 137,230(6)(7)	_	_	$ 10,250(10)	$ 10,220	$ 260,200
Kurt A. Gitter, M.D.	$ 85,000	$ 137,230(6)(7)	_	_	$ 8,500(10)	$ 12,891	$ 243,621
Herbert H. Jacobi	$ 100,000(11)	$ 137,230(6)(7)	_	_	$ 10,000(10)	$ 10,220	$ 257,450
Adam M. Lindemann	$ 97,338(12)	$ 137,230(6)(7)	_	_	$ 10,000(10)	_	$ 244,568
Thomas N. McCarter, III	$ 96,250(13)	$ 137,230(6)(7)	_	_	(14)	_	$ 233,480
George Rountree, III	$ 100,000(15)	$ 137,230(6)(7)	_	_	$ 10,000(8)	$ 9,780	$ 257,010
Allan D. Scherer	$ 85,000	$ 136,193(16)	_	_	(14)	_	$ 221,193

(1)   In 2006, each non-management director received an annual yearly retainer of $85,000.

(2)   For a description of the assumptions made in calculating the proportionate share of the grant date fair value of the restricted stock recognized in this period in accordance with FAS 123(R), see Notes 2 and 24 to the Company’s footnotes to its audited financial statements included in its Form 10-K for the year ended December 31, 2006. There were no forfeitures during this time period.

(3)   On November 8, 2006, each non-management director was granted an award of 5,000 shares of restricted stock, which they received on January 2, 2007 with a grant date fair value of $141,250.

(4)   The director received health care benefits from the Company. The amount shown is the derived premium cost to the Company for health care benefits the director received from the Company, which vary depending on the plan and coverage elected. Each director receiving medical coverage made a co-payment to the Company in the amount of 15% of the cost of the coverage.

(5)   Mr. Brodsky served as Chairman of the Compensation Committee from January 1, 2006 until May 2, 2006, for which he received $3,750 of the annual $15,000 chairman’s fee. In addition, Mr. Brodsky served as the Company’s Lead Independent Director from January 1, 2006 until May 2, 2006, for which he received $3,750 of the annual $15,000 fee. From May 2, 2006 until December 31, 2006, Mr. Brodsky served as Chairman of the Audit Committee, for which he received $18,750 of the annual $25,000 chairman’s fee. Mr. Brodsky deferred $55,625 of this compensation to the Directors’ Plan under which he was awarded stock in lieu of the cash payment.

(6)   As of December 31, 2006, the director had an aggregate of 9,200 shares of restricted stock awards outstanding.

(7)   On June 27, 2005, each non-management director was awarded a restricted stock grant of 4,000 shares with a grant date fair value of $99,200, which was subsequently adjusted for the Company’s 5% stock dividend.

(8)   The Company’s non-management directors are eligible to participate in a deferred compensation plan, which matches, in Company stock, 100% of each director’s deferred compensation up to 10% of such director’s compensation. The director deferred 50% of his eligible compensation (annual retainer and any chairman fees). The amount shown reflects the Company’s matching contribution.

(9)   Mr. Denius served as Chairman of the Audit Committee from January 1, 2006 until May 2, 2006, for which he received $6,250 of the annual $25,000 chairman’s fee. From May 2, 2006 until December 31, 2006, Mr. Denius served as Chairman of the Corporate Governance Committee, for which he received $11,250 of the annual $15,000 chairman’s fee. Mr. Denius deferred all of the compensation described in column (b) to the Directors’ Plan under which he was awarded stock in lieu of the cash payment.

(10) The Company’s non-management directors are eligible to participate in a deferred compensation plan, which matches, in Company stock, 100% of each director’s deferred compensation up to 10% of such director’s compensation. The director contributed 100% of his eligible compensation (annual retainer and any chairman or lead director fees), less any deductions for the director’s contribution for Company-provided health insurance (in the amount of 15% of the cost of coverage). The amount shown reflects the Company’s matching contribution.

(11) Mr. Jacobi served as Chairman of the Finance Committee from January 1, 2006 until May 2, 2006, for which he received $3,750 of the annual $15,000 chairman’s fee. From May 2, 2006 until December 31, 2006, Mr. Jacobi served as the Lead Independent Director, for which he received $11,250 of the annual $15,000 fee. Mr. Jacobi deferred all of the compensation described in column (b) to the Directors’ Plan under which he was awarded stock in lieu of the cash payment

(12) Mr. Lindemann served as Chairman of the Investment Committee from January 1, 2006 until May 2, 2006, for which he received $3,750 of the annual $15,000 chairman’s fee. From May 2, 2006 until October 22, 2006, Mr. Lindemann served as Chairman of the Finance Committee, for which he received $8,588 of the annual $15,000 chairman’s fee. Mr. Lindemann deferred all of the compensation described in column (b) to the Directors’ Plan under which he was awarded stock in lieu of the cash payment

(13) Mr. McCarter served as Chairman of the Investment Committee from May 2, 2006 until December 31, 2006, for which he received $11,250 of the annual $15,000 chairman’s fee.

(14) The director elected not to participate in the deferred compensation plan.

(15) Mr. Rountree served as Chairman of the Corporate Governance Committee from January 1, 2006 until May 2, 2006, for which he received $3,750 of the annual $15,000 chairman’s fee. From May 2, 2006 until December 31, 2006, Mr. Rountree served as Chairman of the Compensation Committee, for which he received $11,250 of the annual $15,000 chairman’s fee. Mr. Rountree deferred $50,000 of this compensation to the Directors’ Plan under which he was awarded stock in lieu of the cash payment.

(16) As of December 31, 2006, the director had an aggregate of 5,000 shares of restricted stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock of the Company beneficially owned by each director, by each Named Executive Officer, or each person known by the Company to beneficially own 5% or more of the Company's outstanding common stock, and by all directors and executive officers as a group on March 9, 2007, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown, unless otherwise indicated in the footnotes.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Share Beneficially Owned (1)		Percent of Class
George L. Lindemann	7,859,581	(2)(3)	6.56%
Adam M. Lindemann	3,226,758	(3)(4)	2.7%
Robert O. Bond	36,258	(5)	*
David Brodsky	62,559	(6)	*
Frank W. Denius	138,402	(7)	*
Julie H. Edwards	46,170	(8)	*
Monica M. Gaudiosi	7,700	(9)	*
Kurt A. Gitter, M.D.	268,678	(10)	*
Eric D. Herschmann	530,279	(11)	*
Herbert H. Jacobi	32,047	(12)	*
Thomas N. McCarter, III	11,000		*

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Share Beneficially Owned (1)		Percent of Class
Richard N. Marshall	18,946	(13)	*
George Rountree, III	100,679	(14)	*
Allan D. Scherer	13,070	(15)	*
All directors and executive officers as a group (14 persons)	12,352,127	(16)	10.3%
Sandell Asset Management Corp. 40 West 57th Street 26th Floor New York, NY 10019	11,750,714	(17)	9.8%

* Less than 1%.

(1)   Includes options to acquire shares of common stock that are presently exercisable or become exercisable within 60 days of March 9, 2007. Information regarding shares owned by each director or Named Executive Officer in the 401(k) Plan, Directors' Plan, Supplemental Plan and Southern Union Company Direct Stock Purchase Plan is as of December 31, 2006 (unless otherwise noted).

(2)   Includes 3,813,816 shares owned directly; 3,289,220 shares owned by Mr. Lindemann's wife; 112,615 shares held through the Southern Union Supplemental Plan for Mr. Lindemann; 27,423 shares held by the 401(k) Plan for Mr. Lindemann; and 616,508 shares Mr. Lindemann is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan.

(3)   Each member of the Lindemann family disclaims beneficial ownership of any shares owned by any other member of the Lindemann family. Accordingly, with respect to each member of the Lindemann family, the above table reflects only individual share ownership, except that the shares beneficially held by Dr. F. B. Lindemann are reflected as owned by George L. Lindemann, as explained in Note (2).

(4)   Includes 25,137 shares pursuant to the Directors' Plan.

(5)   Includes 1,336 shares pursuant to the 401(k) Plan and 34,922 options that are or will become exercisable within 60 days of March 9, 2007.

(6)   Includes 14,772 shares pursuant to the Directors' Plan and 4,513 shares owned by the David L. Brodsky Retirement Plan, by Van Liew Capital and Trust Company, as trustee. Mr. Brodsky disclaims beneficial ownership of the retirement plan shares, to the extent that he does not have a pecuniary interest therein.

(7)   Includes 1,217 shares owned by Mr. Denius' wife; 68,938 shares owned by The Effie and Wofford Cain Foundation (the “Foundation”), of which Mr. Denius is a director; and 26,768 shares pursuant to the Directors' Plan. Mr. Denius disclaims beneficial ownership of the shares held by the Foundation because he does not have a pecuniary interest in or control of the Foundation's assets.

(8)   Includes 181 shares in the 401(k) Plan.

(9)   Includes 583 shares in the 401(k) Plan and 6,592 options that are or will become exercisable within 60 days of March 9, 2007.

(10) Includes 28,817 shares pursuant to the Directors' Plan and 1,275 shares owned by Dr. Gitter's daughter.

(11) Includes 362,500 options that are or will become exercisable within 60 days of March 9, 2007 and 1,970 shares held by Mr. Herschmann’s children for which Mr. Herschmann disclaims beneficial ownership to the extent that he has no pecuniary interest therein.

(12) Includes 7,747 shares in the Director's Deferred Compensation Plan.

(13) Includes 2,937 shares pursuant to the 401(k) Plan; 1,037 shares owned jointly with his spouse; 9,574 shares in the Supplemental Plan; and 5,134 options that are or will become exercisable within 60 days of March 9, 2007.

(14) Includes 1,841 shares owned by Mr. Rountree's wife; and 39,084 shares pursuant to the Directors' Plan.

(15) Includes 3,582 shares owned by Mr. Scherer's wife.

(16) Excludes options to acquire shares of common stock that are not presently exercisable and do not become exercisable within 60 days of March 9, 2007 granted pursuant to plans that preceded the Stock Incentive Plan. Includes vested shares held through certain Southern Union benefit and deferred savings plans for which certain executive officers and directors may be deemed beneficial owners, but excludes shares that have not vested under the terms of such plans.

(17) Reflects shares held by Sandell Asset Management Corp. and related entities reported to the Securities and Exchange Commission in a Schedule 13D/A on March 2, 2007. The Company is unaware of any further rights or options to obtain shares held by Sandell Asset Management Corp. and/or any other related entities.

COMMON STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of Southern Union’s common stock to the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the Bloomberg U.S. Pipeline Index. The comparison assumes $100 was invested on December 31, 2001, in Southern Union common stock, the S&P 500 Index and in the Bloomberg U.S. Pipeline Index. Each case assumes reinvestment of dividends. Last year’s proxy compared the Company’s total cumulative return to the Standard & Poor’s Supercomposite Gas Utilities Index, as well as the S&P 500 Index. Due to the Company’s continued transformation into a natural gas gathering, processing, transportation and storage company, management believes the Bloomberg U.S. Pipeline Index is a more appropriate measure of the Company’s performance relative to its peer group.

[Omitted line graph]

	2001	2002	2003	2004	2005	2006
Southern Union	100	92	108	147	152	183
S&P 500 Index	100	78	100	111	117	135
Bloomberg U.S. Pipeline Index	100	31	50	64	83	94
S&P Supercomposit Gas Utilities Index	100	68	84	99	107	134

The following companies are included in the Bloomberg U.S. Pipeline Index used in the graph: El Paso Corp., Enbridge, Inc., Equitable Resources, Inc., Kinder Morgan, Inc., Questar Corp., TransCanada Corp., and Williams Cos, Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires that the Company's directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission and the NYSE. These officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of the Section 16(a) forms that the Company's directors, executive officers and greater than 10% stockholders, if any, furnished to the Company and filed with the Securities and Exchange Commission during 2006, such persons, except as provided herein, complied with all applicable Section 16(a) filing requirements with respect to any open market transactions by these individuals during 2006. On May 23, 2006, the filing agent discovered that the plan administrator had failed to provide accurate reports for Mr. George L. Lindemann for the period beginning January 1, 2006 through May 21, 2006. The reports that the Company received during this period incorrectly showed no transactions by Mr. Lindemann. The error was corrected.

OTHER BUSINESS

Management is not aware of any matters to be presented for action at the meeting except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

THE COMPANY’S 2006 ANNUAL REPORT

Copies of the Company's Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, are available without charge to stockholders upon written request to the Secretary of the Company. Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K for the year ended December 31, 2006 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.

By Order of the Board of Directors,
/s/ ROBERT M. KERRIGAN, III
ROBERT M. KERRIGAN, III
Vice President, Assistant General
Counsel and Secretary

Houston, Texas
March 27, 2007